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                          REGISTRATION RIGHTS AGREEMENT


         This Registration Rights Agreement (the "Agreement") is made and entered into as of this 5th day of August, 1999, by and between Alliance Equities, a Florida corporation ("AE"), and Kanakaris Communications, Inc., a Nevada corporation (the "Company").


                                     RECITAL

         AE is purchasing Debentures from the Company that are convertible into shares of the Company's common stock. The Company hereby grants AE certain demand and incidental registration rights in connection with such shares.

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:


                                    AGREEMENT

         1. DEFINITIONS. Unless the context requires otherwise, the following underlined terms shall have the following respective meanings:

                  1.1      AGREEMENT.  This Registration Rights Agreement.

                  1.2      AE.  Alliance Equities, a Florida corporation.

                  1.3      COMMON STOCK.  The Company's common stock.

                  1.4 COMPANY. Kanakaris Communications, Inc., a Nevada corporation.


                  1.5 DEBENTURES. The Company's 10% Convertible Subordinated Debentures issued to AE pursuant to that certain Debenture Purchase Agreement of even date herewith.

                  1.6 EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

                  1.7      HOLDER.  A holder of Shares.

                  1.8 REGISTRATION EXPENSES. All expenses of registration, including but not limited to registration and filing fees, including filing fees for NASDAQ and all stock exchanges on which the Common Stock is traded, fees and expenses of complying with the Securities Laws, printing expenses, transfer agent fees, and the fees and expenses of the Company's independent certified public accountants, the Company's investment banker and underwriter, and the Company's legal counsel, but excluding the Selling Holder's brokerage fees, underwriting fees and discounts, transfer taxes, if any, and the fees and expenses of the Selling Holder's legal counsel and other advisors.

                  1.9      SEC. The United States Securities and Exchange
Commission.

                  1.10 SECURITIES ACT. The Securities Act of 1933, as amended.

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                  1.11     SECURITIES LAWS. The Securities Act, the Exchange
Act, and all applicable state securities laws, and all rules and regulations promulgated thereunder.

                  1.12 SELLING HOLDER. With respect to any registration statement, any Holder whose Shares are included therein.

                  1.13 SHARES. Shares of Common Stock issued on conversion of the Debentures.


         2.       GRANT OF REGISTRATION RIGHTS.

                  2.1 REGISTRATION RIGHTS. The Company hereby grants the Holders unlimited incidental registration rights with respect to the Shares on the terms and conditions set forth in Section 4 of this Agreement. The Company hereby grants the Holders as a group four (4) demand registration rights on the terms and conditions set forth in Section 3 of this Agreement.

                  2.2 EXPENSES. The Company shall pay all Registration Expenses. The Selling Holders shall pay all brokerage fees, underwriting fees and discounts, transfer taxes, if any, and the fees and expenses of the Selling Holder's legal counsel in connection with the registration and sale of the Shares. Except as provided in Section 5.2 of this Agreement, the Selling Holders shall pay all Registration Expenses if they withdraw all Shares from registration; provided that the Selling Holders shall retain all registration rights under this Agreement.

                  2.3 TERM. The registration rights granted under this Agreement shall terminate on the earliest of (i) the sale of all of the Shares by the Holders, (ii) the receipt by the Holders of the written opinion of legal counsel for the Company that the Shares may be publicly sold without the need for compliance with the registration provisions of the Securities Laws, whether under Rule 144 or otherwise, or (iii) the tenth (10th) anniversary of the date hereof.

        3.       DEMAND REGISTRATION RIGHTS.

                  3.1 NOTICE OF DEMAND. If the Company receives a written notice from Holders beneficially owning at least a majority of the outstanding Shares, including Shares issuable on conversion of any unconverted portion of the Debentures, demanding that the Company register such Holders' Shares, then the Company shall give written notice of such demand to all Holders and will use its commercial best efforts to include in a registration statement all Shares requested to be so included by all Holders upon written notice to the Company within fifteen (15) days after the date of the notice by the Company to the Holders, as long as the total of all Shares for which registration is demanded represents at least twenty percent (20%) of the total Shares issuable under the Debentures.

                  3.2 REGISTRATION. Promptly after receipt of a demand for registration as set forth in Section 3.1 of this Agreement, the Company shall prepare and file with the SEC a registration statement, on the applicable form deemed most appropriate by the Company, for all Shares for which registration is demanded, and the Company shall use its commercial best efforts to cause such registration statement to become effective as soon as practicable.

                  3.3 DEFERRAL OF REGISTRATION. If the Holders demand a registration hereunder, the Company may defer filing such registration statement with the SEC (i) for up to six (6) months after the effective date of a registration statement that the Company had filed with the

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SEC or had been declared effective prior to the demand by the Holders, (ii)
for up to six (6) months if the Company is advised in writing by the lead underwriter in an underwritten offering for the issuance and sale of shares of Common Stock by the Company that in the reasonable judgment of such underwriter the registration demanded hereunder will impair the ability to complete the underwritten offering (the grounds for which shall be confidentially disclosed to a Holder if requested and if the Holder agrees to maintain the confidentiality of such disclosure), or (iii) for up to ninety
(90) days if the Company reasonably determines that a registered offering would be detrimental to the Company (the grounds for which shall be confidentially disclosed to a Holder if requested and if the Holder agrees to maintain the confidentiality of such disclosure), provided that the Company may not filed any registration statement with the SEC during such period.

         4.       INCIDENTAL REGISTRATION RIGHTS.

                  4.1 NOTICE OF REGISTRATION; REGISTRATION. Whenever the Company proposes to file (but without any obligation to so file) a registration statement under the Securities Act in connection with a public offering of shares of Common Stock for cash (other than in connection with any merger, acquisition, or other transaction under Rule 145 of the Securities Act, exchange offer, dividend reinvestment plan, employee benefit plan, or stock option plan), the Company shall give all Holders written notice of such intention at least thirty (30) days prior to the anticipated filing date. The Company shall include in such registration statement all Shares requested to be so included by Selling Holders upon written notice to the Company within fifteen (15) days of the Company's notice, and shall use its commercial best efforts to cause such registration statement to become effective as soon as practicable. The Selling Holders shall be required to sell the Shares on the same terms and conditions as all other shares of Common Stock being offered in such registration statement.

                  4.2 HOLDBACK. If the Company is advised in writing by the lead underwriter in an underwritten offering that in the reasonable judgment of such underwriter the number of shares of Common Stock for which incidental registration is requested pursuant to this Agreement or any other grant of incidental registration rights by the Company cannot be sold without impairing the ability to complete the pre-established plan for distribution of the shares of Common Stock whose registration gave rise to the registration statement (the grounds for which shall be confidentially disclosed to a Selling Holder if requested and if the Selling Holder agrees to maintain the confidentiality of such disclosure), then the number of Shares to be sold by each Selling Holder shall be reduced by a number that is the product of the number of Shares requested to be sold by such Selling Holder multiplied by a fraction, the numerator of which is the total number of shares of Common Stock by which the registration statement is to be reduced, and the denominator of which is the total number of shares of Common Stock requested to be sold by the Selling Holders and all other persons exercising incidental registration rights pursuant to any grant of incidental registration rights by the Company. If the number of Shares of a Selling Holder is reduced, then such Selling Holder may withdraw all Shares from registration, and shall retain incidental registration rights for all Shares so withdrawn or reduced.

                  4.3 UNDERWRITING AGREEMENT. In any underwritten offering, the Company and the Selling Holders shall enter into an underwriting agreement with the underwriter, reasonably satisfactory to the Company and the Selling Holders, consistent with the provisions of this Agreement, and containing customary terms, conditions, and indemnifications.

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                  4.4      WITHDRAWAL BY THE COMPANY. The Company shall retain
the absolute right to withdraw any registration statement prior to the effective date thereof, even if the Company has given notice to the Holders pursuant to
Section 4.1 of this Agreement and the Selling Holders have requested inclusion of Shares therein.


         5.       REGISTRATION PROCEDURES.

                  5.1 SELLING HOLDER INFORMATION. The Selling Holders shall provide the Company with such information about the Selling Holders and their intended manner of distribution of the Shares, and shall otherwise cooperate with the Company and the underwriters as may be needed or helpful in the reasonable opinion of the Company to complete the obligations of the Company hereunder. If any Selling Holder fails to comply with this requirement for more than ten (10) business days after the Company gives written notice of such failure to comply to such Selling Holder, then the Company shall have no further obligation to include such Selling Holder's Shares in the registration statement.

                  5.2 CONSULTATION. The Company shall supply copies of any registration statement and any amendment thereto to the Selling Holders prior to filing the registration statement with the SEC, and shall reasonably consult with the Selling Holders and their legal counsel with respect to the form and content of such filing. The Company shall promptly amend such registration statement to include such reasonable changes as a Selling Holder and its legal counsel agree should be included therein. A Selling Holder may withdraw the Selling Holder's Shares from the registration statement and retain all registration rights under this Agreement in the event a requested change is unreasonably refused by the Company.

                  5.3 PROVISION FOR PROSPECTUSES. The Company shall furnish the Selling Holders with the number of copies of a summary prospectus or other prospectus, including a preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents as the Selling Holders may reasonably request in order to facilitate the public sale or other disposition of the Shares.

                  5.4 STATE SECURITIES LAWS COMPLIANCE. The Company shall register or qualify the Shares covered by the registration statement under the Securities Laws of such states as the Selling Holders may reasonably request in light of the costs of such registration or qualification for the Company (provided that the Company shall not be required to either qualify to do business in any state where it is not then so qualified, or consent to the general service of process for all purposes in any state where it is not then qualified to do business), and shall perform all other acts that may be reasonably necessary or advisable to enable the Selling Holders to consummate the public sale or other disposition of the Shares in such states.

                  5.5 AMENDMENTS. The Company shall prepare and file promptly with the SEC such amendments and supplements to the registration statement filed with the SEC in connection with such registration and the prospectus used in connection therewith, as may be necessary to keep such registration statement continuously effective and in compliance with the Securities Act for up to nine (9) months, or until all Shares registered in such registration statement have been sold, whichever is earlier.

                  5.6 PROSPECTUS DELIVERY. At any time when a sale or other public disposition of shares of Common Stock pursuant to a registration statement is subject to a prospectus delivery requirement, the Company shall immediately notify the Selling Holders of the occurrence of

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any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Upon receipt of such a notice, the Selling Holders shall immediately discontinue sales or other dispositions of Shares pursuant to such registration statement. The Selling Holders may resume sales only upon receipt of an amended prospectus or after the Selling Holders have been advised by the Company that use of the previous prospectus may be legally resumed.

                  5.7 OPINIONS. At the request of a Selling Holder, the Company shall furnish on the date that the Shares are delivered to the underwriter for sale in connection with an underwritten offering registration pursuant to this Agreement (i) a letter from the legal counsel representing the Company for the purposes of such registration giving the Selling Holders the right to rely upon the opinion of such legal counsel delivered to the underwriters acting on behalf of the Company in connection with such registration insofar as such opinion relates to the Selling Holders, and (ii) a letter from the independent certified public accountants of the Company giving the Selling Holders the right to rely on the letter of such accountants delivered to the underwriters acting on behalf of the Company in connection with such registration.

                  5.8 STOP ORDERS. The Company shall immediately notify the Selling Holders of the issuance by the SEC of any stop order or order suspending the effectiveness of any registration statement, the issuance by any state regulatory authority of any order suspending the registration or qualification of the Shares for sale in such jurisdiction, or the initiation of any proceeding for such purposes. The Company, with the reasonable cooperation of the Selling Holders, shall use its commercial best efforts to contest any such proceeding or to obtain the withdrawal of any such order at the earliest possible date.

                  5.9 REVIEW OF RECORDS. The Company shall make available all financial and other records, pertinent corporate documents, and properties of the Company for inspection by the Selling Holders or their legal counsel or accountants may reasonably request, and shall cause the Company's officers, directors, and employees to supply all information reasonably requested by any such person in connection with any registration statement filed or to be filed hereunder, so long as such person agrees to keep confidential all records, information, or documents designated by the Company in writing as confidential.

                  5.10 COMPLIANCE WITH SECURITIES LAWS. In all actions taken under this Agreement, the Company and the Selling Holders shall comply with all provisions of the Securities Laws.

                  5.11 MARKET STAND-OFF. If requested by the Company, the Holders will not sell or otherwise transfer any Shares, other than those Shares included in a registration statement, during the one hundred eighty (180)-day period following the effective date of a registration statement filed by the Company under the Securities Act. The Company will make such request only if so advised by its investment banking firm, or by the underwriter in an underwritten offering. The Company may impose stop transfer instructions with respect to the Shares subject to the foregoing restrictions until the end of such one hundred eighty (180)-day period.


         6. REPORTS UNDER THE EXCHANGE ACT. With the view to making the benefits of Rule 144 under the Securities Act available to the Holders, the Company shall:

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                  6.1      PUBLIC INFORMATION. Ensure that there is adequate
current public information (as set forth in Rule 144(c)) available with respect to the Company;

                  6.2 TIMELY FILING. Timely file with the SEC all reports and other documents required to be filed by the Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; and

                  6.3 DELIVERIES UPON REQUEST. Promptly furnish to a Holder upon request (i) a written statement by the Company that it has complied with these covenants, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents filed by the Company as may be reasonably requested by such Holder.


         7.       INDEMNIFICATION.

                  7.1 THE COMPANY'S INDEMNIFICATION. The Company shall indemnify, defend, save, and hold each Selling Holder harmless from and against any and all liabilities, claims, damages, demands, expenses, and losses, including but not limited to interest, penalties, court costs, reasonable attorneys' fees, and settlements approved by the Company, which approval shall not be unreasonably withheld, resulting from any untrue statement of a material fact contained in any registration statement or in any other document filed with the SEC pursuant to this Agreement, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been based upon (i) information furnished in writing to the Company by such Selling Holder, any agent for such Selling Holder, an underwriter, or another selling shareholder for inclusion in such registration statement or other document, or (ii) the circumstances set forth in Section 7.2(b) of this Agreement.

                  7.2 THE SELLING HOLDER'S INDEMNIFICATION. Each Selling Holder shall indemnify, defend, save, and hold the Company and its officers, directors, and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) harmless from and against any and all liabilities, claims, damages, demands, expenses, and losses, including but not limited to interest, penalties, court costs, reasonable attorneys' fees, and settlements approved by such Selling Holder, which approval shall not be unreasonably withheld, resulting from (a) any untrue statement of a material fact contained in any registration statement or in any other document filed with the SEC pursuant to this Agreement, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, based upon or arising from any information furnished in writing to the Company by such Selling Holder or any agent for such Selling Holder for inclusion in the registration statement or other document, or (b) any untrue statement of a material fact contained in any prospectus, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if (1) a later prospectus shall correct the untrue statement or omission that is the basis of the liability, claim, damage, demand, expense, or loss for which indemnification is sought, (2) a copy of the later prospectus had not been sent or given to the purchaser at or prior to confirmation of sale to such purchaser and the Selling Holder shall have been under an obligation to deliver such later prospectus, (3) there would have been no liability but for such failure to deliver such later prospectus by the Selling Holder, and (4) the Company had notified the Selling Holder prior to the confirmation of sale that the earlier prospectus had been or would be replaced by the later prospectus.

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                  7.3      CONTRIBUTION. If the indemnification provided for in
this Section 7 from an indemnifying party is unavailable to an indemnified party hereunder in respect to any liability, claim, damage, demand, expense, or loss referred to herein, then the indemnifying party in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such liability, claim, damage, demand, expense, or loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such liability, claim, damage, demand, expense, or loss, as well as any other relevant equitable consideration. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such indemnifying party or indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such untrue statement or omission. The amount paid or payable by a party as a result of the liabilities, claims, damages, demands, expenses, and losses referred to above shall be deemed to include any court costs, attorneys' fees, and other expenses reasonably incurred by such party in connection with investigating or defending any action, suit, or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section 7.3 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 7.3. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also guilty of such fraudulent misrepresentation.


         8.       GENERAL PROVISIONS.

                  8.1 AMENDMENT. All amendments, modifications, or waivers of this Agreement shall be in writing and shall be made only with the written consent of the Company and the Holders of a majority of the outstanding Shares. Any amendment, modification, or waiver effected in accordance with this Section
8.1 shall be binding upon AE and all Holders.

                  8.2 WAIVER. Any waiver of any right, power, or privilege hereunder must be in writing and signed by the party or parties being charged with the waiver. No delay on the part of any party or parties hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

                  8.3 NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier, by telecopier with confirmation by first class mail, or by certified mail, return receipt requested. Notices delivered personally or sent by overnight courier or telecopier with confirmation by first class mail shall be effective on the date first received, while notices sent by certified mail, return receipt requested, shall be deemed to have been received and to be effective three (3) business days after deposit into the mails. Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

If to the Company:            Mr. Alex Kanakaris
                              President
                              Kanakaris Communications, Inc.
                              3303 Harbor Boulevard
                              Suite F-3
                              Costa Mesa, California  90265
                              Telephone:        (714) 444-0560
                              Telecopier:       (714) 549-8970

With a copy to:               Gerard N. Casale, Jr., Esq.
                              Casale Coffee Nojima, LLP
                              11755 Wilshire Boulevard
                              Suite 1200
                              Los Angeles, California  90025
                              Telephone:        (310) 312-1860
                              Telecopier:       (310) 477-3481

If to any Holder:             at the address set forth in the Company's records.

                  8.4 SUCCESSORS AND ASSIGNS. This Agreement and each of its provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns. Notwithstanding the immediately preceding sentence, no Holder may assign any of its rights or obligations hereunder without the prior written consent of the Company, which consent the Company may not unreasonably withhold.

                  8.5 LAW GOVERNING. This Agreement has been negotiated, executed, and delivered and shall be performed in the State of California and shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard for its conflict of laws rules. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and any United States District Court situated in the State of California for the purposes of construing and enforcing this Agreement.

                  8.6 ATTORNEYS' FEES. In any suit to interpret or enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover court costs and attorneys' fees, in addition to any other remedy or recovery to which such party may be entitled.

                  8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, including by facsimile transmission, all of which together shall constitute a single instrument.

                  8.8 SEVERABILITY OF PROVISIONS. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                  8.9 CONSTRUCTION. The headings in the sections and paragraphs of this Agreement are for convenience only and shall not constitute a part hereof. Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely. The terms and all parts of this Agreement shall in all cases be interpreted simply and according to their plain meaning and neither for nor against any party hereto.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Alliance Equities                             Kanakaris Communications, Inc.



By     _________________________              By:    _________________________
       Richard Epstein                               Alex Kanakaris
       President                                     President